Exhibit 99.2

DATE: Jan. 25, 2012

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078

Williams Partners L.P. Prices Public Offering of Common Units

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it priced a public offering of 7,000,000 of its common units representing limited-partner interests at $62.81 per unit.

Williams Partners also granted the underwriters a 30-day option to purchase up to an additional 1,050,000 common units.

Williams Partners plans to use the net proceeds from the offering to fund capital expenditures and for other general partnership purposes. A portion of the net proceeds will likely be used to fund a portion of the cash consideration for Williams Partners’ previously announced acquisition of the Laser Northeast Gathering System.

Williams (NYSE: WMB) will make a cash contribution to Williams Partners in order to maintain its 2-percent general-partner interest in the partnership. As a result of the offering, Williams’ limited-partner interest in the partnership will be reduced from its current level of approximately 73 percent to approximately 72 percent. It will be reduced further if the underwriters exercise their option to purchase additional common units.

Barclays Capital, Citigroup, Goldman, Sachs & Co., Morgan Stanley, UBS Investment Bank, and Wells Fargo Securities are acting as joint book-running managers. In addition, BofA Merrill Lynch, Credit Suisse, Deutsche Bank Securities, J.P. Morgan, and RBC Capital Markets have been named as co-managing underwriters.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the preliminary prospectus supplement and related base prospectus may be obtained on the SEC website at www.sec.gov or from any of the underwriters, including:

Barclays Capital

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 888-603-5847

Email: Barclaysprospectus@broadridge.com

Citigroup

Attention: Prospectus Delivery Department

Brooklyn Army Terminal

140 58th Street, 8th floor

Brooklyn, NY 11220

Phone: 800-831-9146

Email: batprospectusdept@citi.com

Goldman, Sachs & Co.

Prospectus Department

200 West Street

New York, NY 10282

Phone: 866- 471-2526

Fax: 212-902-9316

Email: prospectus-ny@ny.email.gs.com

Morgan Stanley

Attn: Prospectus Department

180 Varick Street, 2nd Floor

New York, NY 10014

Email: prospectus@morganstanley.com

Phone: 866-718-1649

UBS Investment Bank

Attention: Prospectus Department

299 Park Avenue

New York, NY 10171

Phone: 888-827-7275

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, NY 10152

Email: cmclientsupport@wellsfargo.com

Phone: 800-326-5897

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.

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